Exhibit 10.1

SEVENTH AMENDMENT TO THE

PROFIT PARTICIPATION PLAN OF

MOODY’S CORPORATION

The Profit Participation Plan of Moody’s Corporation is hereby amended as follows, effective as of the date this Seventh Amendment is adopted unless otherwise noted:

1.	The second sentence of Section 1.15 is amended to read as follows:

Eligible Employee shall not include (i) any person in an employee group covered by a collective bargaining agreement between the Company and a collective bargaining agent unless such collective bargaining agreement makes provision for participation in the Plan for such employee group, (ii) any person engaged or employed as an independent contractor or a temporary employee, (iii) any person performing services for the Company as a leased employee, (iv) any Employee on temporary assignment to the United States who continues to participate in one or more retirement plans maintained by an Affiliated Employer, or (v) any limited duration Employee who commenced or recommenced employment with the Company or an Affiliated Employer on or after May 1, 2014.

2.	A new Section 1.36A is added to read as follows, effective as of May 1, 2014:

Roth Contributions means member contributions that are: (a) designated irrevocably by the Member at the time of the cash or deferred election as a Roth Contribution that is being made in lieu of all or a portion of the Participating Before-Tax Contributions and/or Investment Plan Before-Tax Contributions or catch-up contributions the Member is otherwise eligible to make under the Plan, (b) treated by the Employer as includible in the Member’s income at the time the Member would have received that amount in cash if the Member had not entered into a salary reduction agreement; and (c) allocated to the Member’s Roth Contributions Account. Contributions and withdrawals of Roth Contributions shall be credited to the Member’s Roth Contributions Account, and the Plan shall maintain a record of the Member’s investment in the contract (i.e., Roth Contributions that have not been distributed). Gains, losses, and other credits and charges will be separately allocated on a reasonable and consistent basis to the Member’s Roth Contributions Account and the Member’s other Accounts under the Plan. Unless otherwise specified in the Plan, (i) Roth Contributions will be treated the same as Before-Tax Contributions for all purposes under the Plan, and (ii) references in the Plan to Before-Tax Contributions shall include Roth Contributions.

3.	The following new sentence is added to the end of Section 3.2, effective as of May 1, 2014:

At the time an election is made by a Member pursuant to this Section 3.1, the Member may irrevocably elect to designate all or a portion of the Before-Tax Contributions elected thereunder to be treated as Roth Contributions.

4.	The second paragraph of Section 3.4 is amended by adding the following sentence to the end thereof, effective as of May 1, 2014:

If a Member’s contributions are to be reduced pursuant hereto and the Member made both Roth Contributions and Before-Tax Contributions during the Plan Year, all Before-Tax Contributions shall be reduced before any Roth Contributions are reduced.

5.	The first sentence of Section 5.3 is amended to read as follows, effective as of May 1, 2014:

A separate Account shall be maintained for each Member to which there shall be credited such Member’s Participating and Investment Plan After-Tax Contributions, Before Tax Contributions, Roth Contributions, Matching and Additional Matching Contributions, Profit Sharing Contributions, Retirement Contributions, Rollovers, and the share of each Member in each Fund of the Trust Fund.